Exhibit 10.67

EXHIBIT LABOR AGREEMENT
GRANT FOR PARTICIPANTS

In Santiago, Chile, effective as of March 12, 2012, between CLIFFS NATURAL RESOURCES EXPLORATION CHILE LIMITADA, tax payer identity number ____________, duly represented by _________________, American, ________, ________, hereinafter and indistinctly, the “Employer” or the “Company”, as one party and, as the other, xxxxxx, hereinafter referred to as the “Employee” or the “Participant”,have entered into this exhibit to the employment agreement signed on ________________, by and between the parties appearing hereto (hereinafter, the “Exhibit”); amendment which is set down, for all legal purposes, as an annex to the referred employment agreement:

First: Cliffs Natural Resources Inc., on behalf of the Company, hereby grants to Participant, xxx Performance Units and an additional xxx Retention Units, as both terms are defined in the Plan referred to under the Second Provision below, covering the incentive period commencing January 1, 2012 and ending December 31, 2014 (hereinafter, the “Incentive Period”), the terms and conditions of which are set forth below.

Second: The present grant for participants shall be governed by the provisions set forth below, and in absence thereof, the amended and restated Cliffs Natural Resources Inc. 2007 incentive equity plan (hereinafter the “Plan”) shall apply, a copy of which is hereby provided to the Participant, who declares having received it and fully comprehended the stipulations therein.

ARTICLE 1.
Definitions
All terms used herein with initial capital letters shall have the meanings assigned to them hereunder or in the Plan. In particular, the following terms shall have the following meanings:
1.1    “Market Value Price” shall mean the latest available closing price of a Share, as defined in the Plan, of the Company or the latest available closing price per share of a common share of each of the entities in the Peer Group, as defined below, whichever the case may be, on the New York Stock Exchange or other recognized market if the stock does not trade on the New York Stock Exchange at the relevant time.
1.2    “Non-Qualified Deferred Compensation Plans” shall mean the Company’s Voluntary Non-Qualified Deferred Compensation Plan, its 2012 Non-Qualified Deferred Compensation Plan, or any other similar non-qualified deferred compensation plan sponsored by the Company or its Subsidiaries, as defined in the Plan.
1.3    “Peer Group” shall mean the group of companies, as set forth on attached Exhibit A, against which the Relative Total Shareholder Return, as defined under Section 1.6 below, of the Company is measured over the Incentive Period.
1.4    “Performance Objectives” shall mean for the Incentive Period the predetermined objectives of the Company with respect to the goal for the Relative Total Shareholder Return, as defined under Section 1.6 below, established by the Compensation and Organization Committee of the Board of Directors of Cliffs Natural Resources Inc. (hereinafter, the “Committee”), and reported to the aforementioned Board, as set forth on attached Exhibit B.
1.5    “Performance Units Earned” shall mean the number of Units of the Company (or cash equivalent) earned by the Participant following the conclusion of an Incentive Period in which one or more of Company Performance Objectives was met at the “Threshold” level or a higher level, as determined under Section 2.3 below.

1.6    “Relative Total Shareholder Return” shall mean for the Incentive Period, the Total Shareholder Return of the Company compared to the Total Shareholder Return of the Peer Group, as set forth on attached Exhibit C.
1.7    “Total Shareholder Return” or “TSR” shall mean for the Incentive Period the cumulative return to shareholders of the Company and to the shareholders of each of the entities in the Peer Group during the Incentive Period, measured by the change in Market Value Price per share of a Share of the Company plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period and the change in the Market Value Price per share of the common share of each of the entities in the Peer Group plus dividends (or other distributions, excluding franking credits) reinvested over the Incentive Period, determined on the last business day of the Incentive Period compared to a base measured by the average Market Value Price per share of a Share of the Company and of a common share of each of the entities in the Peer Group on the last business day of the year immediately preceding the Incentive Period. Dividends (or other distributions, excluding franking credits) per share are assumed to be reinvested in the applicable stock on the last business day of the quarter during which they are paid at the then Market Value Price per share, resulting in a fractionally higher number of shares owned at the market price.
1.8    “Cause” shall mean, for the purposes of this Exhibit, the grounds that justify termination by the Employer of the work relationship with the Employee, without any right whatsoever to compensation, in accordance with the applicable dispositions of Chilean Labor Code. By way of example, the above shall refer to cases of inappropriate behaviour; participation in negotiations within the Company’s business activities that have been explicitly forbidden in the Employee’s employment agreement; abandonment of the work place or unjustified absence for two consecutive days; acts, omissions or acts of negligence that affect the safety or operations of the work place, the safety or activity of the workers or the health of the latter; intentional harm caused to the facilities or the machinery; serious breach of the obligations set forth under the employment agreement of the Employee; and all other cases set forth in accordance with the labor laws of Chile.

ARTICLE 2.
Grant and Terms of Performance Units
2.1    Grant of Performance Units. The Company has granted to the Participant the number of Performance Units, in the manner stipulated herein, without dividend equivalents, effective as of the date of this Exhibit.
2.2    Payment of Performance Units. The Performance Units shall only result in the payment of cash (in CLP$ based on the average U.S. dollar exchange rate for the sixty (60) days ending on the date such amount would (if applicable) be subject to income tax in the Republic of Chile), if at all, only after the completion of the Incentive Period and only if such Performance Units are earned as provided in Section 2.3.
2.3    Performance Units Earned. Performance Units Earned, if any, shall be determined in accordance with the degree of achievement of the Company Performance Objectives, as set forth in Exhibit B, , and as determined and certified by the Committee as of the end of the Incentive Period. In no event, shall any Performance Units be earned with respect to achievement by the Company in excess of the allowable maximum as established under the Performance Objectives.
2.4    Calculation of Payout of Performance Units. The Performance Units granted shall become Performance Units Earned determined in accordance with the degree of achievement of the Performance Objectives established for the Incentive Period. The percentage level of achievement determined for the Performance Objective shall be multiplied by the number of Performance Units granted to determine the actual number of Performance Units Earned. The calculation as to whether the Company has met or exceeded the Performance Objectives shall be determined and certified by the Committee in accordance with this Exhibit.
2.5    Payment of Performance Units.
(a)    The Payment of Performance Units Earned shall be made in the form of cash (in CLP$ based on the average U.S. dollar exchange rate for the sixty (60) days ending on the date such amount would (if applicable) be subject to income tax in the Republic of Chile), and shall be paid after the determination and certification by the Committee of the level of attainment of the Performance Objectives (the calculation of which shall have been previously reviewed by an independent accounting professional), but in any event no later than 2½ months after the end of the Incentive Period, unless the date of payment is deferred by the Participant pursuant to, and in compliance with, the terms of the Company’s Non-Qualified Deferred Compensation Plans. The determination of the cash value of the Performance Units Earned shall be based on the Market Value Price of a Share of the Company on the last day of the Incentive Period.
(b)    Any payment of Performance Units Earned to a deceased Participant shall be paid to the beneficiary according to the laws of the Republic of Chile governing the succession upon death.
(c)    Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Performance Units Earned to the Participant. The Performance Units granted by virtue of this Exhibit that have not yet been earned as Performance Units Earned, and any interests of the Participant with respect thereto, are not transferable other than pursuant to the laws of the Republic of Chile governing descent and distribution.
2.6        Death, Disability, Retirement, or Other.
(a)    With respect to Performance Units granted to the Participant whose employment is terminated because of the his death or Disability, as defined in the Plan, the Participant (or his beneficiary or estate in the case of death) shall vest 100% at target performance level in the Performance Units so granted and shall be paid at the time specified in Section 2.5(a). If employment is terminated because of Retirement, as defined in the Plan, or terminated by the Company without Cause, the Participant shall receive at the time specified in Section 2.5(a) as Performance Units Earned the number of Performance Units as is determined after the end of the Incentive Period under Sections 2.3 and 2.4, prorated based upon the number of full months between January 1, 2012 and the date the Participant ceased to be employed by the Company compared to the thirty-six (36) months in the Incentive Period.
(b)    The Participant will only be entitled to this benefit provided that he does not voluntarily terminate its employment contract with the Company prior to December 31, 2014, and that his work contract is not terminated with Cause by the Company prior to the payment of the benefit granted herein. In the event the Participant voluntarily terminates employment prior to December 31, 2014 or is terminated by the Company with Cause prior to the date of payment of Performance Units Earned, the Participant shall forfeit all right to any Performance Units that would have been earned under this Exhibit.

ARTICLE 3.
Grant and Terms of Retention Units
3.1    Grant of Retention Units. Pursuant to this Exhibit, the Company has granted to the Participant the number of Retention Units, without dividend equivalents, effective as of the date of the present instrument.
3.2    Condition of Payment. Subject to the following Section 3.5 , the Retention Units covered by this Exhibit shall only result in the payment in cash of the value of the Retention Units if the Participant remains in the employ of the Company or a Subsidiary throughout the Incentive Period.

3.3    Calculation of Cash Payout. To determine the amount of the cash payout of the Retention Units, the number of Retention Units covered by this Exhibit shall be multiplied by the Market Value Price of a Share of the Company on the last day of the Incentive Period.
3.4    Payment of Retention Units.
(d)    Payment of Retention Units shall be made in cash (in CLP$ based on the average U.S. dollar exchange rate for the sixty (60) days ending on the date such amount would (if applicable) be subject to income tax in Chile) and shall be paid at the same time as the payment of Performance Units Earned pursuant to Section 2.5(a), provided, however, in the event no Performance Units are earned, then the Retention Units shall be paid in cash at the time the Performance Units would normally have been paid.
(e)    Any payment of Retention Units to a deceased Participant shall be paid to the beneficiary according to the laws of the Republic of Chile governing the succession upon death.
(f)    Prior to payment, the Company shall only have an unfunded and unsecured obligation to make payment of Retention Units to the Participant. The Retention Units granted under this Exhibit that have not yet been earned, and any interests of the Participant with respect thereto, shall not be transferable other than pursuant to the laws of the Republic of Chile governing descent and distribution.
3.5    Death, Disability, Retirement or Other.
(a)    With respect to Retention Units granted to the Participant whose employment is terminated because of his death or Disability during the Incentive Period, the Participant (or his beneficiary or estate in the case of death) shall vest 100% in the number of Retention Units as calculated in Section 3.3, which shall be paid at the time specified in Section 3.4(a). If employment is terminated because of Retirement or terminated by the Company without Cause during the Incentive Period, the Participant shall receive at the time specified in Section 3.4(a) the number of Retention Units as calculated in Section 3.3, prorated based upon the number of full months between January 1, 2012 and the date the Participant ceased to be employed by the Company compared to the thirty-six (36) months in the Incentive Period.
(b)    The Participant will only be entitled to this benefit provided that he does not voluntarily terminate its employment contract with the Company prior to December 31, 2014 and that his work contract is not terminated with Cause by the Company prior to the payment of the benefit granted in accordance with this Exhibit. In the event the Participant voluntarily terminates employment prior to December 31, 2014 or is terminated by the Company with Cause prior to December 31, 2014, the Participant shall forfeit all right to any Retention Units that were granted hereunder.

ARTICLE 4.
Other Terms Common to Performance Units and Retention Units
4.1    Non-Compete and Confidentiality.
(a)    The Participant shall not render services for any organization or engage directly or indirectly in any business which is a competitor of the Company or any Subsidiary of the Company, or which organization or business is or plans to become prejudicial to or in conflict with the business interests of the Company or any Subsidiary of the Company or distribute any secret or confidential information belonging to the Company or any Subsidiary thereof.
(b)    Failure to comply with subsection (a) above will cause the Participant to forfeit the right to Performance Units and Retention Units and require the Participant to reimburse the Company for the taxable income received or deferred on Performance Units and Retention Units that have been paid out in cash within the 90-day period preceding the Participant’s termination of employment.
(c)    Failure of the Participant to repay to the Company the amount to be reimbursed in subsection (b) above within three days of termination of employment will result in the offset of said amount from the Participant’s account balance in the Company’s Non‑Qualified Deferred Compensation Plans, if applicable (at the time that the amounts owed under the Company’s Non-Qualified Deferred Compensation Plans), and/or from any accrued salary or vacation pay owed at the date of termination of employment or from future earnings payable by the Participant’s next employer. If applicable, such offset shall be deemed to constitute the payment due to him under the Company’s Non-Qualified Deferred Compensation Plans in accordance with the time and form of payment specified under such plan and the immediate repayment to the Company of the amounts owed under this Exhibit.
4.2    Change in Control. Notwithstanding the provisions set forth above, in the event of a Change in Control, as defined in the Plan,, all Performance Units granted to the Participant for Incentive Periods which have not ended before the Change in Control shall immediately become Performance Units Earned at target performance level on a one-to-one basis regardless of the actual achievement of the Performance Objectives. All Performance Units, if any, granted to the Participant for an Incentive Period which ended before the Change in Control, and which have not been paid in accordance with Section 2.5, will be deemed to be Performance Units Earned to the extent that they became Performance Units Earned as of the end of the Incentive Period based upon the Performance Objectives for the Incentive Period. The value of all Performance Units Earned, including ones for Incentive Periods which have already ended, shall be paid in cash based on the Market Value of an equivalent number of Shares determined on the date the Change in Control occurs. Also, in the event of a Change in Control, all Retention Units granted for all periods shall become nonforfeitable and shall be paid in cash based on the Market Value of an equivalent number of Shares determined on the date the Change in Control occurs. All payments with respect to Performance Units and Retention Units shall be made within 10 days of the Change in Control.

ARTICLE 5.
General Provisions
5.1    Compliance with Law. The Company shall comply with all the applicable laws of the Republic of Chile.
5.2    Withholding Taxes. To the extent that the Company is required to withhold taxes in connection with any payment of Performance Units Earned or Retention Units to the Participant under this Exhibit, the Company shall withhold the minimum amount of taxes which it determines it is required by law or required by the terms of the Exhibit or the Plan to withhold in connection with any recognition of income incident to this Exhibit payable to the Participant or his beneficiary.
5.3    Continuous Employment. For purposes of this Exhibit, the continuous employment of the Participant with the Company shall not be deemed to have been interrupted, and the Participant shall not be deemed to have ceased to be an employee of the Company, by reason of his transfer from the Company to its Subsidiaries, or related companies, or an approved leave of absence to the extent authorized by the Plan.
5.4    Relation to Other Benefits. Any economic or other benefit to the Participant under this Exhibit or the Plan shall not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement or other benefit or compensation plan maintained by the Company or a Subsidiary and shall not affect the amount of any life insurance coverage available to any beneficiary under any life insurance plan covering employees of the Company or a Subsidiary.
5.5    Prevalence of Terms and Conditions under the Exhibit. The Retention Units and Performance Units granted under this Exhibit shall prevail over the terms and conditions of the Plan, in the event of conflict between both instruments.
5.6    Amendments. The Plan and this Exhibit may be amended at any time by the Company. Any amendment to the Plan shall be deemed to be an amendment to this Exhibit to the extent that the amendment is applicable hereto in accordance with Article 5.5 above. Except for amendments necessary to bring the Plan and this Exhibit into compliance with current law including all applicable tax laws of the Republic of Chile, no amendment to either the Plan or this Exhibit shall materially and adversely affect the rights of the Participant under the Plan and this Exhibit without the Participant’s consent.
5.7    Severability. In the event that one or more of the provisions of this Exhibit is invalidated for any reason by a court of competent jurisdiction, the remaining provisions hereof shall continue to be valid and fully enforceable.
5.8    Governing Law. This Exhibit shall be construed and governed in accordance with the laws of Chile.
5.9    Governing Language. This Exhibit is signed in two versions, one in Spanish and one in English. Nevertheless, in the case of disagreement between the two, the Spanish version will prevail.

Name
p.o.a.
CLIFFS NATURAL RESOURCES EXPLORATION CHILE LTDA
Taxpayer Identification No.:_______________

Participant Signature

EXHIBITS

Exhibit A        Peer Group
Exhibit B        Performance Objectives
Exhibit C        Relative Total Shareholder Return

Exhibit A
PEER GROUP
(2012-2014)
The Peer Group will be the constituents as defined by the S&P Metals and Mining ETF Index on the last day of trading of the Incentive Period. Any constituent that underwent a restructuring or similar structural change or event resulting in a significant distortion of performance results for the Incentive Period will be excluded from the Peer Group.

The value of the stock of a Peer Group company will be determined in accordance with the following:

1.	If the stock is listed on an exchange in the U.S. or Canada, then the value on such exchange will be used;

2.	Otherwise, if the stock is traded in the U.S. as an American Depositary Receipt, then the value of the ADR will be used; or

3.	Otherwise, the value on the exchange in the country where the company is headquartered will be used.

Exhibit B
PERFORMANCE OBJECTIVES
(2012-2014)
The Performance Objective of the Company is based on Relative Total Shareholder Return (share price plus reinvested dividends) over the three-year Incentive Period from January 1, 2012 to December 31, 2014. Achievement of the Relative Total Shareholder Return objective shall be determined by the Total Shareholder Return of the Company relative to the Peer Group. Achievement shall be determined against the scale set forth in the Table Below:

	Performance Level
Performance Factor	Threshold	Target	Maximum

Relative TSR	35th percentile	55th percentile	75th percentile
Payout For Relative TSR	50%	100%	200%

Exhibit C
RELATIVE TOTAL SHAREHOLDER RETURN
(2012-2014)
Relative Total Shareholder Return for the Incentive Period is calculated as follows:

1.
The Total Shareholder Return as defined in Section 1.6 of these Terms and Conditions for the Incentive Period for the Company shall be compared to the Total Shareholder Return for each of the entities within the Peer Group for the Incentive Period. The results shall be ranked to determine the Company’s Relative Total Shareholder Return percentile ranking compared to the Peer Group.

2.	The Company’s Relative Total Shareholder Return for the Incentive Period shall be compared to the Relative Total Shareholder Return Performance target range established for the Incentive Period.

3.	The Relative Total Shareholder Return performance target range has been established for the 2012-2014 Incentive Period as follows:

Performance Level	2012-2014 Relative Total Shareholder Return Percentile Ranking
Maximum	75th Percentile
Target	55th Percentile
Threshold	35th Percentile